SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant                              [X]
Filed by Party other than the Registrant         [ ]
Check the appropriate box:
  [ ] Preliminary Proxy Statement
  [ ] Confidential, for Use of the Commission Only(as permitted by
      Rule 14-6(e)(2)
  [X] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                          Boddie-Noell Properties, Inc.



Payment of Filing Fee (Check the appropriate box):
  [X]    No fee required.

  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1) Title of each class of securities to which transaction applies:
         2) Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
         4) Proposed maximum aggregate value of transaction: 5) Total fee paid:

  [ ]  Fee paid previously with preliminary materials

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
         2) Form, Schedule or Registration Statement No.:
         3) Filing Party:
         4) Date Filed:

BODDIE-NOELL PROPERTIES, INC.
-------------------------------------------------------------------------------
3850 One First Union Center, Charlotte, NC  28202-6032, Telephone 704/944-0100



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 15, 1998


      The annual meeting of shareholders of Boddie-Noell Properties, Inc. (the "Company") will be held at the Westin Hotel, 222 East Third Street, Charlotte, North Carolina, on Friday, May 15, 1998, at 2:00 p.m., for the following purposes:

     1.   To elect seven directors;
     2. To consider and vote upon a proposal to increase the number of shares issuable under the Company's 1994 Stock Option and Incentive Plan from 280,000 to 570,000; and
     3. To transact such other business that may properly come before the meeting or any adjournments thereof.

     March 25, 1998, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      The proposed business cannot be conducted at the annual meeting unless the holders of a majority of the shares of the Company outstanding on the record date are present in person or by proxy. Therefore, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                    By Order of the Board of Directors,


                                    PHILIP S. PAYNE

                                    Executive Vice President, Treasurer, and
                                    Chief Financial Officer

April 13, 1998



-------------------------------------------------------------------------------
                                    IMPORTANT
      Shareholders can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly returning the enclosed proxy. Please mark, date, sign and return the enclosed proxy in order that the necessary quorum may be represented at the meeting. The enclosed envelope requires no postage if mailed in the United States.
-------------------------------------------------------------------------------

BODDIE-NOELL PROPERTIES, INC.
-------------------------------------------------------------------------------
3850 One First Union Center, Charlotte, NC  28202-6032, Telephone 704/944-0100



               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 15, 1998

April 13, 1998

      The Board of Directors of Boddie-Noell Properties, Inc. solicits the enclosed proxy for use at the annual meeting of shareholders to be held on Friday, May 15, 1998. We expect to mail the proxy, proxy statement and notice of meeting to shareholders on April 13, 1998.

      We may also solicit proxies by personal interview or telephone. In addition to directors or officers of the Company, certain independent solicitation agents may solicit proxies. We have retained Corporate Communications, Inc. and First Union National Bank to assist in identifying and contacting shareholders for the purpose of soliciting proxies. We expect the cost of these services to be approximately $4,000, exclusive of certain other fees we pay to First Union National Bank related to the meeting. Boddie-Noell Properties, Inc. will bear the costs of this solicitation.

      Holders of record of shares of Boddie-Noell Properties, Inc. common stock as of the close of business on March 25, 1998, the record date, are entitled to receive notice of and to vote at the meeting. A shareholder of record on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. At the close of business on March 25, 1998, there were 5,882,374 shares of common stock issued and outstanding.

      You may revoke your proxy at any time before it is exercised, either by filing with the Company a written notice of your revocation, by delivering a duly executed proxy bearing a later date, or by voting in person at the meeting. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person. Executing your proxy will not, in any way, affect your right to attend the meeting, revoke your proxy, and vote in person.

      Every proxy returned in time to be voted at the meeting will be voted. If a specification is made with respect to any proposal, the proxy will be voted accordingly. If no specification is made, the proxy will be voted in favor of the proposal.

      Shares represented by proxies that reflect abstention or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Proxies reflect broker non-votes if a broker or nominee holds the shares, but has not received instructions, and is not authorized to vote without instructions.

      With respect to Proposal One, the election of Directors, the seven nominees receiving the highest number of votes will be deemed to be elected. Abstentions or broker non-votes on Proposal One will not affect the election of the candidates receiving the most votes.

      Proposal Two, the approval of an amendment to the Company's 1994 Stock Option and Incentive Plan, requires the approval of a majority of the shares of common stock cast on the proposal. Abstentions and broker non-votes on Proposal Two will be treated as unvoted, and will not be counted as votes for or against such proposals.

      No appraisal or dissenters' rights are available with respect to any matters to be voted upon at the meeting.

PROPOSALS OF SHAREHOLDERS

      Notice is hereby given that any shareholder proposals for inclusion in proxy solicitation material for the next annual meeting must be received at the Boddie-Noell Properties, Inc. executive offices no later than December 15, 1998. Any such proposals must comply with requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

GENERAL

      The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is lawfully brought before the meeting, the shares covered by such proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy, unless a contrary intent is specified by the shareholder.

      Your vote is important. If you cannot attend the meeting, please take time to complete the enclosed proxy card and return it in the envelope provided.


                                    By Order of the Board of Directors,


                                    PHILIP S. PAYNE

                                    Executive Vice President, Treasurer, and
                                    Chief Financial Officer


April 13, 1998

                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS


      Our Board of Directors consists of seven directors. Each director's term of office expires annually. At each annual meeting the shareholders elect directors to hold office until the next annual meeting or until their successors are elected and qualified.

      The term of office for each director listed below expires at the 1998 annual meeting of shareholders, or until his successor is elected and qualified. All of these directors have been nominated for election at the Meeting as directors to hold office until the 1999 annual meeting of shareholders or until their successors are elected and qualified.

      We have set forth below a listing and brief biography of each of the seven persons nominated for election to the Board of Directors:

           Name               Age                         Position                        Director Since
--------------------------- --------- ------------------------------------------------- -------------------
B. Mayo Boddie                  67    Director, Chairman of the Board                   April 1987
D. Scott Wilkerson              40    Director, President and                           December 1997
                                         Chief Executive Officer
Philip S. Payne                 46    Director, Executive Vice President,               December 1997
                                         Treasurer and Chief Financial Officer
William H. Stanley              72    Director                                          April 1987
Donald R. Pesta, Jr.            44    Director                                          January 1996
Paul G. Chrysson                43    Director                                          December 1997
W. Michael Gilley               42    Director                                          December 1997

      B. Mayo Boddie--Chairman of the Board of Directors. Mr. Boddie was one of our founders and a co-founder of Boddie-Noell Enterprises ("Enterprises") in 1961. He serves as Chairman of the Board of Directors of both companies. Mr. Boddie served as chief executive officer of the Company from its inception until April 1995. Mr. Boddie serves as a director of First Union National Bank of North Carolina.

      D. Scott Wilkerson--Director, President and Chief Executive Officer. Mr. Wilkerson joined BT Venture Corporation in 1987 and served in various officer level positions, including Vice President of Administration and Finance and Vice President for Acquisitions and Development before becoming President in January 1994. Our Board of Directors named him Chief Executive Officer in April 1995, and a Director in December 1997. From 1980 to 1986, Mr. Wilkerson was with Arthur Andersen LLP, in Charlotte, North Carolina, serving as tax manager from 1985 to 1986. His specialization was in the representation of real estate syndicators, developers and management companies. Mr. Wilkerson received a B.S. degree in accounting from the University of North Carolina at Charlotte in 1980. He is a licensed certified public accountant and licensed real estate broker. He is a member of the Board of Directors of the Apartment Association of North Carolina and the Charlotte Apartment Association. He is active in various professional, civic and charitable activities.

      Philip S. Payne--Director, Executive Vice President, Treasurer and Chief Financial Officer. Mr. Payne joined BT Venture Corporation in 1990 as Vice President of Capital Market Activities and became Executive Vice President and Chief Financial Officer of BT Venture Corporation in January 1994. He was named Treasurer in April 1995 and a Director in December 1997. From 1987 to 1990 he was a principal in Payne Knowles Investment Group, a financial planning firm. From 1983 to 1987 he was a registered representative with Legg Mason Wood Walker. From 1978 to 1983, Mr. Payne practiced law, and he currently maintains his license to practice law in Virginia. He received a B.S. degree from the College of William and Mary in 1973 and a J.D. degree in 1978 from the same institution. Mr. Payne is a member of the Editorial Board of The REIT Report, a publication of the National Association of Real Estate Investment Trusts.

      William H. Stanley--Director. Mr. Stanley is retired from the positions of Chairman of the Board of Directors and Chief Executive Officer of Peoples Bank and Trust Company. Mr. Stanley serves as a director of Ellett Bros., Inc.

      Donald R. Pesta, Jr.--Director. Mr. Pesta is a certified public accountant and the founding partner of the accounting firm of Pesta, Finnie & Associates, a firm specializing in real estate and partnership taxation. He is a former partner of Arthur Andersen LLP.

      Paul G. Chrysson--Director. Mr. Chrysson is President of C.B. Development Company, Inc., a developer of single family and multi-family residential properties. Mr. Chrysson serves as a director of Amos Cottage Children's Hospital and Greenbriar Corporation. He is also on the Board of Advisors of Wachovia Bank (Forsyth County). He is a former director of Triad Bank and United Carolina Bank (North Carolina). He has also served on the boards of various charitable organizations. He has been a licensed real estate broker since 1974 and a licensed contractor since 1978.

      W. Michael Gilley--Director. Mr. Gilley is President of Bartram Investment Properties, Inc., a private real estate investment company. From January 1995 to January 1997, he was Executive Vice President of Greenbriar Corporation. He also served on their Board of Directors from September 1994 to September 1996. He has been a licensed real estate broker since 1984.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company recommends a vote FOR B. Mayo Boddie, D. Scott Wilkerson, Philip S. Payne, William H. Stanley, Donald R. Pesta, Jr., Paul G. Chrysson, and W. Michael Gilley as directors to hold office until the 1999 annual meeting of shareholders or until their successors are elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

      The Board of Directors met eight times during the year ended December 31, 1997, including five meetings held by telephone. The Board of Directors has two committees--the Audit Committee and the Management Compensation Committee.

      The Audit Committee consists of Messrs. Stanley (Chairman), Pesta, and Gilley. The committee recommends to the Board of Directors the engagement of the independent public accountants of the Company and reviews with the independent public accountants the scope and results of the Company's audits and the Company's internal accounting controls. During 1997, the Audit Committee held one meeting.

      The Management Compensation Committee consists of Messrs. Stanley (Chairman), Pesta, and Chrysson and Douglas E. Anderson, who is a non-compensated officer of the Company. The committee is responsible for ensuring that a proper system of short- and long-term compensation is in place to provide performance-oriented incentives to management. During 1997, the Management Compensation Committee held three meetings.

COMPENSATION OF DIRECTORS

      Effective December 1, 1997, and concurrent with the closing of Phase I of the Chrysson acquisition, two of our previous board members--Nicholas B. Boddie and Richard A. Urquhart, Jr.--resigned as directors. As required by that acquisition agreement, Paul G. Chrysson and W. Michael Gilley were appointed to replace Messrs. Boddie and Urquhart. Effective December 22, 1997, the board of directors was expanded from five to seven members, and D. Scott Wilkerson and Philip S. Payne (our two most senior executive officers) were appointed to the board.

      During 1997, we paid directors' fees to each director who is not an officer of the Company or Enterprises. During the year ended December 31, 1997, Mr. Donald R. Pesta, Jr., Mr. William H. Stanley and Mr. Richard A. Urquhart, Jr. were each paid annual retainers of $10,000 plus fees totaling $3,000 each for participation in board meetings and $300 each for participation in committee meetings. Mr. B. Mayo Boddie, Mr. Nicholas B. Boddie, Mr. Paul G. Chrysson, Mr.
W. Michael Gilley, Mr. D. Scott Wilkerson, and Mr. Philip S. Payne did not receive any compensation as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Anderson, who is a member of the Management Compensation Committee, serves without compensation as a vice president and secretary of the Company. No other member of the Management Compensation Committee was or is an officer or employee of the Company.


                             EXECUTIVE COMPENSATION

      The following tables provide information regarding the annual and long-term compensation of our chief executive officer and the other most highly paid executive officers whose total salary and bonus exceeded $100,000 in 1997. We refer to them as the "named executive officers."



                                                Summary Compensation Table
------------------ -------------------------- ----------- ----------------------------- --------------------
                                                                                             Long-Term
                                                              Annual Compensation          Compensation
                                                                                            Securities
                                                                                            Underlying
        Name and Principal Position              Year         Salary         Bonus          Options (#)
--------------------------------------------- ----------- --------------- ------------- --------------------
D. Scott Wilkerson, President and                1997         $139,920       $30,000           50,000
Chief Executive Officer (1)                      1996          127,200             0           50,000 (2)
                                                 1995          121,800        25,000                0

Philip S. Payne, Executive Vice President,       1997         $139,920       $30,000           50,000
Treasurer and Chief Financial Officer (3)        1996          127,200             0           50,000 (2)
                                                 1995          121,800        20,000                0

Pamela B. Novak, Vice President,                 1997         $ 90,000       $10,000           10,000
Controller and Chief Accounting Officer          1996           80,000             0           10,000 (2)
                                                 1995           72,500             0                0

(1) Mr. Wilkerson was named President effective October 1, 1994, and was named Chief Executive Officer in April 1995.

(2) The named executive officers did not receive any options in 1996; however, in January 1996 the Board of Directors authorized repricing of the exercise price of stock options originally granted in 1994 at $13.75 per share to $12.50 per share, the market price as of January 9, 1996.

(3) Mr. Payne was named Executive Vice President and Chief Financial Officer effective October 1, 1994, and was named Treasurer in April 1995.



                                                  Options Granted in 1997
------------------------- ------------ --------------- ----------- -------------- --------------------------
                                                                                    Potential Realizable
                                         Percent of                                Value at Assumed Annual
                                       Total Options   Exercise                     Rates of Stock Price
                                         Granted in    Price per                   Appreciation for Option
                            Options                                 Expiration            Term (1)
          Name              Granted         1997         Share         Date           5%           10%
------------------------- ------------ --------------- ----------- -------------- ------------ -------------
D. Scott Wilkerson           50,000         45.5%         $12.25      4/30/2007    $385,198      $976,167

Philip S. Payne              50,000         45.5%          12.25      4/30/2007     385,198       976,167

Pamela B. Novak              10,000          9.1%          12.25      4/30/2007      77,040       195,233

(1)   We reduced realizable values by the $12.25 per share exercise price that the optionee will be required to pay the
      Company in order to exercise the options.


                                               1997 Year-End Option Values
------------------------------------------------------------------------------------------------------------
                                     Number of Securities
                                    Underlying Unexercised            Value of Unexercised In-the-Money
                                  Options at Fiscal Year End             Options at Fiscal Year End
           Name                    Exercisable/Unexercisable            Exercisable/Unexercisable (1)
------------------------------------------------------------------------------------------------------------
D. Scott Wilkerson                  37,500             62,500             $51,563              $98,438

Philip S. Payne                     37,500             62,500              51,563               98,438

Pamela B. Novak                      7,500             12,500              10,313               19,688

(1)   Based on the closing price of $13 7/8 per share of common stock on December 31, 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      In July 1997, we entered into substantially identical employment agreements with D. Scott Wilkerson (President) and Philip S. Payne (Executive Vice President and Chief Financial Officer). The term of the agreements is four years, subject to automatic annual renewal for additional one-year periods extending the term to a maximum of ten years. The agreements provide for annual base salaries of $139,920, annual discretionary bonuses as determined by the Board of Directors, and participation in an incentive compensation plan we intend to establish, along with specified death and disability benefits. The agreements provide for severance payments equal to base salary for the remaining term of the contract (excluding any unexercised renewal periods) in the event of termination without cause. Alternatively, in the event of a change in control of the Company, the agreements provide for payments of three times base salary, discretionary bonus and annual bonus, along with a lump sum cash payment of the benefit the executive would otherwise have received had all stock options and other stock based compensation been fully vested, been exercised and become due and payable.

      Also in July 1997, we entered into an employment agreement with Pamela B. Novak (Vice President, Controller and Chief Accounting Officer). The two-year agreement is substantially identical to the agreements signed by Messrs. Wilkerson and Payne, except that this agreement provides for a base salary of $90,000 and limits severance payments to no more than the greater of the then remaining term of the agreement or one year's total compensation.

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Management Compensation Committee is providing this report to assist shareholders in understanding our objectives in establishing the compensation of our executive officers. The Management Compensation Committee is responsible for establishing and administering the Company's executive compensation plan.

      The Management Compensation Committee believes that the executive officers' compensation should:

          -Link rewards to business results and shareholder returns;
          -Encourage creation of shareholder value and achievement of strategic objectives;

          -Maintain an appropriate balance between base salary and short- and long-term incentive opportunity;
          -Attract and retain, on a long-term basis, high-caliber personnel; and -Provide total compensation opportunity that is competitive with other REITs, taking into account relative company size and performance, as well as individual responsibilities and performances.

      There are three key components to the executive compensation program: base pay, short-term incentives and long-term incentives.

      Base pay for the executive officers is designed to be competitive with that paid by other REITs, considering the size of the Company and individual responsibilities and performance. We review base pay for the executive officers annually.

      We base short-term incentives, generally cash payments, on the attainment of certain targeted performance results. These targets include measures such as total shareholder return, operating earnings, funds from operations and cash flow. Individual awards depend on our assessments of individual performance and the Company's success in meeting the specified targets.

      Long-term incentives may include a variety of incentives, including stock options, stock appreciation rights, phantom stock and direct grants of the Company's stock. The Company has reserved 280,000 shares of common stock for issuance under the Stock Option and Incentive Plan that was adopted in 1994. As of December 31, 1997, options for 250,000 shares of common stock are outstanding, including options for 110,000 shares that were granted in 1997.

1997 Compensation of the CEO

      D. Scott Wilkerson became president of the Company on October 1, 1994, and was named chief executive officer in April 1995. Mr. Wilkerson's employment contract, effective July 1997, provides for an initial base salary of $139,920, annual discretionary bonuses, and participation in an incentive compensation plan we intend to establish. The Management Compensation Committee determined Mr. Wilkerson's 1997 base salary of $139,920 in the same manner as described above for other executive officers. During 1997, options for 50,000 shares were granted to Mr. Wilkerson. The grant of options to Mr. Wilkerson during 1997 was made following a subjective review of the compensation packages provided to the executive officers of other real estate investment trusts and the Company's progress in attaining its long-term goal of becoming an active, growing apartment company.

April 13, 1998                       Management Compensation Committee

                                                William H. Stanley, Chairman
                                                Donald R. Pesta, Jr.
                                                Paul G. Chrysson
                                                Douglas E. Anderson

The foregoing report should not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides certain information regarding beneficial ownership of common stock as of April 1, 1998, by each of the named executive officers, and by all directors and officers as a group. We do not know of any single person or group who is the beneficial owner of more than 5% of the Company's common stock.

                                                 Shares Beneficially Owned
         Directors and Officers                   Number          Percent
------------------------------------------ ------------------- -------------

B. Mayo Boddie                                    88,930             1.5%
D. Scott Wilkerson (1)                            77,070             1.3%
Philip S. Payne (1)                               77,070             1.3%
William H. Stanley                                 3,000                *
Donald R. Pesta, Jr.                                 500                *
Paul G. Chrysson (2)                                   -                *
W. Michael Gilley (3)                             33,400                *
Pamela B. Novak (4)                                8,763                *
Douglas E. Anderson                               40,371                *

All directors and executive officers
as a group (9 persons) (5)                       329,104              5.5%

* Less than 1 percent.
(1) Number and percent of shares beneficially owned includes exercisable options for 37,500 shares. Messrs. Wilkerson and Payne each own 41 shares (representing in the aggregate a 2.5 percent economic interest) of the Class A (voting) stock of BNP Management, Inc., a subsidiary of the Company.
(2) Number and percent of shares beneficially owned excludes 173,360 Operating Partnership units owned by Mr. Chrysson, which are redeemable for cash or, at the Company's option, shares of common stock in December 1998. Also excludes 17,600 units that will be issued in December 1998, and 17,600 units that will be issued in December 1999, all of which will be issued subject to a one-year lock-up period.
(3) Number and percent of shares beneficially owned excludes 156,466 Operating Partnership units owned by Mr. Gilley, which are redeemable for cash or, at the Company's option, shares of common stock in December 1998. Also excludes 20,000 units that will be issued in December 1998, and 20,000 units that will be issued in December 1999, all of which will be issued subject to a one-year lock-up period.
(4) Number and percent of shares beneficially owned includes exercisable options for 7,500 shares.
(5) Number and percent of shares beneficially owned includes exercisable options for 82,500 shares held by directors and officers.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BODDIE-NOELL PROPERTIES, INC. AND B. MAYO BODDIE AND NICHOLAS B. BODDIE

      B. Mayo Boddie, Chairman of our Board of Directors, is Chairman of the Board of Directors and Chief Executive Officer of Enterprises. Nicholas B. Boddie is his brother and was Vice Chairman and a director of the Company prior to his resignation in December 1997. He is also the Vice Chairman and a director of Enterprises. The Boddies and certain of their family members are the sole owners of Enterprises. We lease 47 restaurant properties to Enterprises. See "Boddie-Noell Properties, Inc. and Boddie-Noell Enterprises, Inc." below.

      The Boddies are the sole shareholders and directors of Boddie Investment Company. See "Boddie-Noell Properties, Inc. and Boddie Investment Company" below.

      The Boddies were the sole shareholders and directors of BT Venture Corporation. In October 1994, we acquired BT Venture Corporation. The contract purchase price for BT Venture Corporation was $23.2 million. In addition, the Boddies were entitled to receive additional consideration valued at up to $1.7 million, based on whether we met certain performance criteria. During 1997, we issued 16,299 shares of common stock to the Boddies for payment of additional consideration. In January 1998, we issued 43,438 shares of common stock to the Boddies for final payment of additional consideration related to the BT Venture Corporation acquisition. As part of the acquisition, the Boddies have indemnified the Company, subject to certain limitations, against any claim against us that we assume as a result of our being the successor-in-interest to BT Venture Corporation.

      B. Mayo Boddie and Nicholas B. Boddie have not received any compensation for their services as Chairman and Vice Chairman, respectively, or as Directors of the Company.

BODDIE-NOELL PROPERTIES, INC. AND BODDIE-NOELL ENTERPRISES, INC.

      In 1987 we purchased 47 existing restaurant properties from BNE Realty Partners, Limited Partnership, an affiliate of Enterprises, for an aggregate purchase price of $43.2 million. Concurrent with our acquisition of the properties, we leased them on a triple net basis to Enterprises under a master lease. The master lease, as amended in December 1995, has a primary term expiring in December 2007, but grants Enterprises three five-year renewal options. Under the amended lease, Enterprises pays annual rent equal to the greater of $4.5 million or 9.875% of food sales from the restaurants. Enterprises operates the 47 restaurants under franchise agreements with Hardee's Food Systems, Inc.

      For the year ended December 31, 1997, the master lease with Enterprises resulted in rental income of $4.5 million, or approximately 27.7% of our total revenues. Enterprises is responsible for all taxes, utilities, insurance, maintenance, and alteration expenses relating to the operation of the restaurant properties.

      In connection with the acquisition of BT Venture Corporation in 1994, we assumed a note payable to Enterprises in the amount of $6.1 million. The note bears interest at a variable rate equal to the 30-day LIBOR rate plus 1.5%, capped at 8.0%. Payments are interest only and paid quarterly. The note is due in full in May 1999. Interest on this note was $441,000 in 1997. At December 31, 1997, the effective interest rate on this note was 7.25%.

BODDIE-NOELL PROPERTIES, INC. AND BODDIE INVESTMENT COMPANY

      BNP Management, Inc., our unconsolidated subsidiary, provides fee management of seven limited partnerships and the apartment communities and shopping centers owned by those partnerships. Boddie Investment Company is the general partner of these limited partnerships. BNP Management had revenues of $1.1 million from these limited partnerships in 1997.

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

      In connection with the acquisition of BT Venture Corporation in 1994, we assumed a note payable to Boddie Investment Company in the amount of $956,000. The note bears interest at a variable rate equal to the 30-day LIBOR rate plus 1.5%, capped at 8.0%. Payments are interest only and paid quarterly. The note is due in full in May 1999. Interest on this note was $69,000 in 1997. At December 31, 1997, the effective interest rate on this note was 7.25%.

      In February 1997, we entered into a participating loan agreement with The Villages of Chapel Hill Limited Partnership, a limited partnership whose general partner is Boddie Investment Company. Under the terms of the agreement, we have committed to loan The Villages up to $2.6 million to fund a substantial rehabilitation of the apartment community. We also guaranteed a $1.5 million bank loan. As of April 1, 1998, we have advanced The Villages approximately $2.3 million. During 1997, we earned $164,000 in interest and fees related to this participating loan agreement.

BODDIE-NOELL PROPERTIES, INC. AND THE CHRYSSON PARTIES

      In September 1997, we signed an agreement with Paul and James Chrysson and certain of their affiliates, all of whom together we refer to as the Chrysson Parties, to acquire a portfolio of seven apartment communities containing 1,356 units located in North Carolina. Under this acquisition agreement, in December 1997, we acquired the first four apartment communities, containing 880 units. We refer to the acquisition of these Chrysson properties as the Chrysson acquisition, and refer to the acquisition of the first four communities as Phase I of the Chrysson acquisition. The aggregate contract purchase price of the Phase I communities was $59.9 million, including the issuance of 1,150,032 partnership units of Boddie-Noell Properties Limited Partnership and relief from $45.0 million in debt related to the communities. As part of the acquisition agreement, the Chrysson Parties appointed two members to our Board of Directors--Paul G. Chrysson and W. Michael Gilley.

      Under the terms of the Chrysson acquisition agreement, we will issue up to
1.7 million partnership units of Boddie-Noell Properties Limited Partnership. We issued 950,032 units in December 1997. We will issue 100,000 units in December 1998 and 100,000 units in December 1999. We will issue the remaining units upon the acquisition of each of the remaining three apartment communities that are currently under construction. Additionally, under the terms of the acquisition agreement, we will have a right of first refusal to purchase any project developed in the future by the development entity owned by the Chrysson Parties. As a further condition of the acquisition agreement, the Chrysson Parties have agreed to refrain from developing any apartment communities within a three-mile radius of any apartment community we own now or in the future.

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                       APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 1998. Ernst & Young has served as our independent auditors since October 1996 and is considered by management to be well qualified. Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. Representatives of Ernst & Young LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

      Effective October 15, 1996, we dismissed our prior certifying accountants, Arthur Andersen LLP ("Andersen") and retained Ernst & Young LLP as our new certifying accountants.

      The independent accountants' reports on the Company's financial statements for 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion, and neither report was qualified or modified as to uncertainty, audit scope or accounting principles.

      The Audit Committee of the Company's Board of Directors approved our decision to change accountants.

      During 1994, 1995 and 1996, we did not have any disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, that, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter of disagreement in connection with their reports.

      None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company during 1994, 1995 or 1996.

      Effective October 15, 1996, the Company engaged Ernst & Young LLP as its principal accountant. During 1994, 1995, and the interim period preceding October 15, 1996, we had not consulted Ernst & Young LLP regarding any matters or events as set forth in Item 304(a)(2) of Regulation S-K.

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                          STOCK PRICE PERFORMANCE GRAPH

      The following stock price performance graph compares the Company's performance to the S&P 500 and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts ("NAREIT") for the last five years. The stock price performance graph assumes an initial investment on December 31, 1992, of $100 in the Company and the two indexes, and further assumes the reinvestment of all dividends.

      Equity REITs are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange and NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.


                                [OBJECT OMITTED]


      The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

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                                  PROPOSAL TWO:
                           AMENDMENT TO THE COMPANY'S
                      1994 STOCK OPTION AND INCENTIVE PLAN


      On February 17, 1998, our Board of Directors adopted an amendment to the Company's 1994 Stock Option and Incentive Plan. We have provided below a summary of the most important features of the Plan. A Committee comprised of the independent directors of the Compensation Committee of the Board of Directors administers the Plan.

      The only amendment, upon which we are asking you to vote, is to increase the number of shares of our common stock available under the Plan. Currently, we can issue up to 280,000 shares, of which up to 75,000 shares may be Restricted Stock. We want to increase the number of shares available under the Plan by 290,000, including an increase of up to 77,000 shares of Restricted Stock. After this amendment, the Plan would authorize us to issue up to 570,000 shares of common stock, of which up to 152,000 shares can be Restricted Stock. A Restricted Stock Award is an award entitling the recipient to acquire shares of common stock that are subject to restrictions imposed by the Committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company recommends a vote FOR the amendment to the Stock Option and Incentive Plan. The Board of Directors will vote proxies that they solicit in favor of the amendment unless you specify a contrary choice in your proxy. The affirmative vote of a majority of the votes cast on the proposal will be required to approve the amendment.

                              FEATURES OF THE PLAN

      The purpose of the Plan is to attract and retain the best available employees and to encourage them to perform at the highest possible level. We believe that our ability to provide incentives under the Plan will enhance the value of our Company and benefit you, the stockholders. We also believe the Plan motivates employees to contribute to our future growth and profitability and rewards them in a manner that aligns their interests with your interests as stockholders.

      We can issue up to five different types of awards under the Plan:

      -Stock options that qualify as incentive stock options under Section 422 of the Internal Revenue Code. We refer to these options as Incentive Stock Options;
      -Stock options that do not qualify as Incentive Stock Options. We refer to these options as Non-qualified Stock Options;
      -Restricted Stock Awards (described above);
      -Phantom Stock Awards, which we describe below; and -Stock Appreciation Rights, which we refer to as SARs and describe in more detail below.

STOCK OPTIONS

Incentive Stock Options vs. Non-Qualified Stock Options

      We can grant two types of stock options under the Plan: Incentive Stock Options and Non-qualified Stock Options. Incentive Stock Options must meet certain tests under and qualify for certain treatment under the Internal Revenue Code. (See "Federal Income Tax Consequences" below for more details.)

Exercise Price

      If we grant an Incentive Stock Option, the exercise price must be at least equal to the fair market value of a share of common stock on the grant date. If we grant an Incentive Stock Option to someone who, because of certain ownership attribution rules in the Internal Revenue Code, is deemed to own at least 10% of our voting stock, the exercise price must be at least equal to 110% of the fair market value of a share of common stock on the grant date.

      If we grant a Non-qualified Stock Option, the Committee can set the exercise price. The only limitation is if the grant of a Non-qualified Stock Option is in lieu of a cash bonus. In that case, the exercise price cannot be less than 50% of the fair market value of a share of common stock on the grant date.

Option Term

      The Committee can fix the term of each stock option it grants. But Incentive Stock Options must expire no more than 10 years after the grant date. If we grant an Incentive Stock Option to someone who, because of certain ownership attribution rules in the Internal Revenue Code, is deemed to own at least 10% of our voting stock, the option must expire no more than five years after the grant date.

Vesting

      The Committee determines the vesting schedule for each stock option it grants. Generally, the stock options under the Plan vest in equal annual amounts over three or four years.

Method of Exercise

      An option holder may exercise his options by delivering an exercise notice that states how many options the holder is exercising. The holder must pay the option price in full at the time he exercises the options in one of the following manners:

      -in cash or by certified check;
      -by a broker-dealer to whom the holder has submitted an exercise notice; -by delivering shares of the Company's common stock already owned and possessed by the holder; or
      -by any other method the Committee allows.

Transferability

      No option holder may transfer an option to another person except by will or by the laws of intestacy. Only the grantee of an option may exercise that option during the grantee's lifetime.

Termination

      If an optionee's employment terminates because he dies, retires, or becomes totally disabled, the vested portion of the optionee's options will be exercisable for a period ranging from three to six months after the employment termination, depending on the nature of the termination. If we terminate an optionee's employment for cause, all of the optionee's unexercised options will immediately terminate.

STOCK APPRECIATION RIGHTS

      Stock Appreciation Rights, or SARs, are awards enabling employees to receive cash, stock or a combination of the two in an amount equal to the increase in the fair market value of the shares from the grant date to the exercise date. The Committee may grant and determine the terms of SARs, which may be related or unrelated to options. The Committee may also determine the method of payment for exercised SARs -- cash, common stock valued at its fair market value on the exercise date, or a combination of the two.

RESTRICTED STOCK AWARDS

      As noted earlier, a Restricted Stock Award is an award entitling the recipient to acquire shares of common stock that are subject to restrictions imposed by the Committee. The Committee will determine the price, if any, at which an employee may acquire the Restricted Stock. The Committee will also determine the service requirements and performance goals to which awards of Restricted Stock will be subject and will determine whether the Restricted Stock Award allows the Company to pay, waive, defer, or reinvest dividends on the Restricted Stock.

      An employee receiving a grant of Restricted Stock must decide whether to accept the grant within 60 days of the grant. If he accepts the grant, within that 60-day period, he must sign a written instrument describing the terms and conditions of the grant and must pay any purchase price for the Restricted Stock.

      The holder of Restricted Stock may not sell, assign, transfer, pledge or otherwise encumber or dispose of the Restricted Stock. If a holder's employment terminates, for whatever reason, we will have the right to repurchase at the original purchase price, if any, any unvested shares of Restricted Stock.

UNRESTRICTED STOCK AWARDS

      The Committee may grant unrestricted stock to an employee. The Committee may set terms and a purchase price for the grant.

PHANTOM STOCK AWARDS

      Under the Plan, the Committee may also grant Phantom Stock Awards and establish the terms of those awards. A Phantom Stock Award is an award of a right to receive a payment equal to the fair market value on the exercise date of a stated number of shares of common stock. The Committee may determine whether the Company will pay for exercised Phantom Stock Awards in cash, common stock valued at its fair market value on the exercise date, or a combination of the two.

CHANGE IN CONTROL FEATURES

      Awards under the Plan become immediately vested if there is a change of control of the Company. If the Committee expressly stated that an award would not vest upon a change of control, however, then that express provision would stay in force. A change of control includes:

           -the Company adopting a plan of merger or consolidation where the Company's stockholders as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation;
           -a change in the make-up of the Company's Board of Directors where those directors who, as of May 1, 1994 (the "Incumbent Directors") ceased to constitute at least a majority of the Board. But, if someone becomes a director after May 1, 1994, and his election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, then he is considered an Incumbent Director for purposes of this test; or -the acquisition of more than 40% of the Company's voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 without our Board's approval.

PLAN AMENDMENT

      The Board of Directors may amend or discontinue the Plan at any time. The Committee may amend or cancel any outstanding Award, or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price. Any amended exercise or purchase price must meet the requirements of the Plan as if the date of the amended award was the date of the initial grant. If the Internal Revenue Code requires shareholder approval of an amendment to maintain favorable tax treatment, then we must obtain the necessary shareholder approval to amend the Plan.

FEDERAL INCOME TAX CONSEQUENCES

Incentive Stock Options

      An employee who receives Incentive Stock Options generally recognizes no income on either the grant or exercise of the option. But the alternative minimum tax may apply in certain circumstances. If the Plan participant sells his acquired stock at least two years after the grant date and at least one year after the exercise date, he would realize capital gain. The capital gain would equal the difference between the amount he pays for the stock (the option price or the exercise price) and the sale proceeds. If the participant's gain is taxed as a capital gain, we would not be allowed a deduction. If the participant disposes of his stock before the end of those holding periods, however, we would be allowed a deduction equal to the income the participant recognizes. If the disposition were a taxable sale or exchange, the participant would recognize ordinary income equal to the difference between the option price and the fair market value of the stock on the exercise date.

Non-qualified Stock Options and SARs

      Plan participants receiving Non-qualified Stock Options and SARs having no ascertainable fair market value on the grant date will recognize no income for Federal income tax purposes until they exercise or otherwise dispose of the option or SAR.

      If the participant exercises a Non-qualified Stock Option, the participant will realize compensation income equal to the fair market value of the stock at the time it is transferred to him less the exercise price. If a participant exercises an SAR, he will realize compensation income equal to the amount of cash or the fair market value of the stock he receives. If the participant later sells the stock, any further gain would be capital gain.

      If we satisfy our tax withholding obligations arising from the exercise of the options or SARs, we would receive a business expense deduction for the amount that the participant must include in gross income as compensation relating to the exercise of the option or SAR.

Restricted Stock Awards

      Recipients of restricted stock awards have two options regarding how the awards are taxed. In general, the recipient recognizes no income on the grant date. The employee will, however, realize ordinary income when the restricted stock vests. The income will equal the fair market value of the restricted stock on the vesting date less any consideration the employee pays for the stock.

      The employee may alternatively choose to make an election under Section 83(b) of the Internal Revenue Code. If the employee makes that election, the employee will recognize income on the grant date. The income will equal the value of such shares at the time of award.

      Assuming we comply with applicable withholding requirements, we will be allowed a business expense deduction for the amount of any taxable income the employee recognizes at the time he recognizes that income.

      As of April 2, 1998, the closing value of our common stock as reported on the American Stock Exchange was $15 1/8.

      A summary of options granted under the Stock Option and Incentive Plan to current directors, executive officers, nominees, or their associates follows:

                                                                   Number of
                                                                 Options Granted
                                                               -----------------

Named executive officers--
   D. Scott Wilkerson, President and Chief Executive Officer          100,000
   Philip S. Payne, Executive Vice President, Treasurer and
      Chief Financial Officer                                         100,000
   Pamela B. Novak, Vice President, Controller and
      Chief Accounting Officer                                         20,000

All current executive officers                                        220,000

All current directors who are not executive officers                        -

Nominees for election as a director--
   B. Mayo Boddie                                                           -
   D. Scott Wilkerson                                                 100,000
   Philip S. Payne                                                    100,000
   William H. Stanley                                                       -
   Donald R. Pesta, Jr.                                                     -
   Paul G. Chrysson                                                         -
   W. Michael Gilley                                                        -

Associates of directors, executive officers or nominees for
   election as a director--
   W. Craig Worthy                                                     30,000

Other persons who received 5% of such options                               -

All employees as a group                                              220,000

                    P R O X Y BODDIE-NOELL PROPERTIES, INC.

                  Proxy is Solicited on Behalf of the Board of
                       Directors for the Annual Meeting of
                     Shareholders to be Held on May 15, 1998

The undersigned hereby:
     -acknowledges receipt of the Notice of Annual Meeting of Shareholders of Boddie-Noell Properties, Inc. to be held on May 15, 1998, and the Proxy Statement in connection therewith;
     -appoints D. Scott Wilkerson and Philip S. Payne (the "Proxies"), or either of them, each with the power to appoint a substitute; and -authorizes the Proxies to represent and vote, as designated below, all the shares of common stock of Boddie-Noell Properties, Inc. held of record by the undersigned on March 25, 1998, at such Annual Meeting and at any adjournment(s) thereof.

The Board of Directors recommends a vote FOR each of these proposals:

1.    ELECTION OF DIRECTORS
 (  )FOR all nominees                            (  ) WITHHOLD AUTHORITY to vote
     (except as indicated to the contrary below)      for all nominees
     NOMINEES:  B. Mayo Boddie, D. Scott Wilkerson, Philip S. Payne,
     William H. Stanley, Donald R. Pesta, Jr., Paul G. Chrysson,
     W. Michael Gilley
     Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.



2.    AMENDMENT TO 1994 STOCK OPTION AND INCENTIVE PLAN
     (  )FOR                       (  )AGAINST                     (  ) ABSTAIN

3. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments.
     (  )FOR                                          (  ) WITHHOLD AUTHORITY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WLL BE VOTED "FOR" EACH OF THE PROPOSALS TO BE VOTED UPON AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.


Dated _________________, 1998



                                          Please sign exactly as your name
                                          appears hereon. When signing on
                                          behalf of a corporation, partnership,
                                          estate, trust or in any other
                                          representative capacity, please sign
                                          your name and title. For joint
                                          accounts, each joint owner must sign.


PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE SO AS TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

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